UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 25, 2013

Delta Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-52001	91-2102350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 604 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  866-355-3644

____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On April 25,2013, the Board of Directors of Delta Oil & Gas, Inc. (the “Copmany”) appointed Christopher Tate, age: 55, to fill a vacancy on the Company’s Board of Directors, effective immediately, bringing the total number of directors to four.

Mr. Tate graduated with a Bachelor of Science degree in Geology from the Liverpool University in 1978.  He received his Masters Degree in Petroleum Geology from Imperial College, London in 1979 and received an MBA from City University, London in 1988.  From 2012 to the present, Mr. Tate, through Chris Tate Consulting, has been advising several groups looking to acquire oil and natural gas assets in North America and Africa.  From April 2011 to November 2012, Mr. Tate was the European Managing Partner of Aegis Asset Partners, an asset backed financing group headquartered in Dallas, Texas.  His responsibilities were focused on developing sources of capital in Europe and for the location of potential investment transactions.  From 2007 to 2011, Mr. Tate held the position of Managing Director for International Energy Network Ltd., located in London, England.  In that position, he was tasked with the development of new capital sources and coordinating the development of new business including innovative investment structures and limited partnership products.

There are no family relationships between Mr. Tate and any of our directors or executive officers.

Mr. Tate has not had any material direct or indirect interest in any transactions or proposed transactions involving the Company over the last two years.  At this time, there are no agreements between the Company and Mr. Tate.  Mr. Tate will receive reimbursement for all reasonable out-of-pocket expenses incurred in connection with his duties as a director, and Mr. Tate is eligible to receive stock-based compensation awards.

Mr. Tate did not receive a committee assignment because the Board functions as the Company’s audit and compensation committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Oil & Gas, Inc.

By:	/s/ Douglas Bolen
Name:	Douglas Bolen
Title:	President and Director

Date:	April 26, 2013